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------
FORM 5
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/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                           the Investment Company Act of 1940
    Transactions
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Goodwin          James              S.           Champps Entertainment, Inc. (NASDAQ: CMPP)    Issuer (Check all applicable)
--------------------------------------------------------------------------------------------     X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
c/o Atticus Capital, L.L.C.                   Number of Reporting        Month/Year                 Officer (give    Other (Specify
    152 West 57th Street                          Person (Voluntary)     Fiscal year ended     ----         title ---        below)
    45th Floor                                                           June 30, 2002                      below)
                                                                         -------------------
------------------------------------------
                 (Street)                      5. If Amendment,                               7. Individual of Joint/Group Filing
                                                  Date of Original                                (Check Applicable Line)
New York           NY             10019           (Month/Year)
-------------------------------------------      -------------------                          X Form Filed by One Reporting Person
(City)           (State)           (ZIP)                                                     ---
                                                                                             --- Form Filed by more than 1 Reporting
                                                                                                 Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security        2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                  action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                               (Month/      (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                Day/                                                  Fiscal Year         (D) or         cial
                                Year)                ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                                     Amount    (A) or      Price                          (I)            ship
                                                               (D)                                        (Instr. 4)     (Instr. 4)
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    N/A
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

              Persons who respond to the collection of information contained in this form are not required to respond unless
              the form displays a currently valid OMB control number.                                                         (over)
                                                                                                                     SEC 2270 (3-00)

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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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                                                                                                  Common    10,000        N/A
Non-Qualified Stock Options  $7.50     9/26/01        A         10,000         9/26/02 9/26/11    Stock, par
                                                                                                  value $0.01
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                                                                                                  Common    10,000        N/A
Non-Qualified Stock Options  $7.50    9/26/01         G(1)      10,000         9/26/02 9/26/11    Stock, par
                                                                                                  value $0.01
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
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
                                (Instr. 4)

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                                 D
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20,000                           I                     See Note 2
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Explanation of Responses:

  Note 1:  Reflects transfer to trust for benefit of son.

  Note 2:  The Reporting Person is a trustee of the trust which holds the derivative securities, and is therefore deemed to have an indirect pecuniary interest in the derivative securities owned by the trust.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ James S. Goodwin      July 31, 2002
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                           **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                                                                                  2

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